Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2016, on our audits of the financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and our report dated March 9, 2016 on our audit of the effectiveness of internal control over financial reporting of Paratek Pharmaceuticals, Inc. as of December 31, 2015, which reports are included in the Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to our firm in the captions “Experts”.

/s/ CohnReznick LLP

Vienna, Virginia

December 15, 2016